UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 15, 2010

SERVIDYNE, INC.

(Exact name of Registrant as Specified in its Charter)

Georgia	0-10146	58-0522129

(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1945 The Exchange Suite 300 Atlanta, Georgia	30339-2029

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (770) 953-0304
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On June 9, 2010, Servidyne, Inc., a Georgia Corporation (the “Company”), through one of its affiliates, sold its owned shopping center located in Jacksonville, Florida.
Chipjax, LLC, a wholly-owned subsidiary of the Company, sold its approximately 174,000 square foot shopping center located in Jacksonville, Florida, to GRM Acquisition Corp., a Florida corporation, for the sales price of approximately $9.9 million. Net cash proceeds were approximately $2 million, after deducting:
•	approximately $6.9 million for assumption of the mortgage note;

•	approximately $0.45 million for funding of repair escrows; and

•	approximately $0.55 million for closing costs and prorations.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
On June 14, 2010, the Company announced the promotion of Mr. M. Todd Jarvis, 44, to the position of President and Chief Operating Officer, effective June 10, 2010. Mr. Jarvis continues to serve as President and Chief Executive Officer of the Company’s Building Performance Efficiency Segment, positions held since 2006 and since 2008, respectively. He previously served as Vice President and Chief Operating Officer of a Company subsidiary from 2003 to 2006. Prior to joining the Company, he was employed by The Wheatstone Energy Group, Inc., which the Company acquired in 2003, serving as Co-Founder, Vice President and Chief Operating Officer from 1992 to 2003.

ITEM 7.01	REGULATION FD DISCLOSURE
Furnished herewith as Exhibit 99.1 is the Company’s press release dated June 14, 2010, addressing these matters.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
(a) Financial Statements of Business Acquired.
     Not applicable.
(b) Pro Forma Financial Statements.
     Not applicable.
(c) Shell Company Transactions.
     Not applicable.
(d) Exhibits.
     99.1 Press release.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVIDYNE, INC.
Dated: June 15, 2010	By:	/s/ Rick A. Paternostro
Rick A. Paternostro
Chief Financial Officer